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Consent of BDO Canada LLP

Consent of Independent Registered Chartered Accountants

The Board of Directors

Focus Ventures Ltd.

We consent to the use of our report dated February 24, 2015 with respect to the consolidated statements of financial position as at November 30, 2014 and 2013, the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for each of the years in the three-year period ended November 30, 2014, and a summary of significant accounting policies, and the reference to our firm under the heading “Statement by Experts” in this Amendment No. 3 to the registration statement on Form 20-F of Focus Ventures Ltd. Our report contains an explanatory paragraph regarding Focus Ventures Ltd.’s ability to continue as a going concern.

/s/ BDO Canada LLP

Chartered Accountants

May 11, 2015

British Columbia, Canada

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.